As filed with the Securities and Exchange Commission on August 22, 2024

Registration No. 333-272523

Registration No. 333-258160

Registration No. 333-249895

Registration No. 333-239018

Registration No. 333-231078

Registration No. 333-225231

Registration No. 333-219111

Registration No. 333-211972

Registration No. 333-203950

Registration No. 333-197908

Registration No. 333-193234

Registration No. 333-191011

Registration No. 333-190184

Registration No. 333-161291

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-272523

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-258160

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-249895

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-239018

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-231078

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-225231

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-219111

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-211972

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-203950

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-197908

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-193234

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-191011

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-190184

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-161291

UNDER

THE SECURITIES ACT OF 1933

ASENSUS SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 TW Alexander Drive, Suite 160 Durham, NC 27703 (919) 765-8400
(Address of principal executive offices and zip code)

Asensus Surgical, Inc. (fka TransEnterix, Inc., fka SafeStich Medical, Inc.) Amended and Restated Incentive Compensation Plan

Employment Inducement Restrict Stock Unit Award Agreement

Employment Inducement Performance Restrict Stock Award Agreement

Employment Inducement Stock Option Agreement

Restricted Stock Award Agreement, dated as of October 2, 2013

2006 Incentive Compensation Plan, as amended

(Full Title of Plan)

Shameze Rampertab

Executive Vice President and Chief Financial Officer

1 TW Alexander Drive, Suite 160

Durham, NC 27703

(919) 765-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Mary J. Mullany, Esquire Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, PA 19103 (215) 864-8631

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment filed by Asensus Surgical, Inc. (the “Company”) deregisters all securities that remain unsold under the following registration statements on Form S-8 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

●	Registration No. 333-272523, registering 22,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);
●	Registration No. 333-258160, registering 22,000,000 shares of Common Stock;
●	Registration No. 333-249895, registering 200,000 shares of Common Stock;
●	Registration No. 333-239018, registering 6,000,000 shares of Common Stock;
●	Registration No. 333-231078, registering 12,000,000 shares of Common Stock (not reverse stock split effected);
●	Registration No. 333-225231, registering 15,000,000 shares of Common Stock (not reverse stock split effected);
●	Registration No. 333-219111, registering 7,000,000 shares of Common Stock (not reverse stock split effected);
●	Registration No. 333-211972, registering 7,000,000 shares of Common Stock (not reverse stock split effected);
●	Registration No. 333-203950, registering 7,000,000 shares of Common Stock (not reverse stock split effected);
●	Registration No. 333-197908, registering 200,000 shares of Common Stock (not reverse stock split effected);
●	Registration No. 333-193234, registering 19,700,000 shares of Common Stock (not reverse stock split effected);
●	Registration No. 333-191011, registering 15,680,775 shares of Common Stock (not reverse stock split effected);
●	Registration No. 333-190184, registering 3,000,000 shares of Common Stock (not reverse stock split effected); and
●	Registration No. 333-161291, registering 2,000,000 shares of Common Stock (not reverse stock split effected).

On August 22, 2024 (the Effective Time”) the Company completed the merger contemplated by the Agreement and Plan of Merger, dated as of June 6, 2024 (the “Merger Agreement”), by and among the Company, KARL STORZ Endoscopy-America, Inc., a California corporation (“Parent”), and Karl Storz California Inc., a California corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent (the “Merger”). Upon consummation of the Merger, at the Effective Time, each outstanding share of Common Stock of the Company (other than shares owned by the Company, Parent or Merger Sub (which shares were canceled)) was automatically converted into the right to receive $0.35 in cash, without interest. In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on the 22nd day of August 2024.

Asensus Surgical, Inc.

By:	/s/ Shameze Rampertab
Shameze Rampertab, Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.